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    AMGEN AND ISIS PHARMACEUTICALS TO COLLABORATE ON ANTISENSE DRUG DISCOVERY

THOUSAND OAKS and CARLSBAD, CA -- December 13 -- Amgen (NASDAQ: AMGN) and Isis Pharmaceuticals, Inc. (NASDAQ: ISIP) announced today that the companies have entered into a three-year collaboration to discover new antisense drugs. The therapeutic area of research and financial terms of the transaction were not disclosed.

Amgen and Isis will collaborate on antisense drugs utilizing Isis' proprietary second-generation chemistry, called 2'-O-methoxyethyl, to inhibit several gene targets. Antisense technology is a novel drug discovery method. Antisense drugs work at the genetic level to interrupt the process by which disease-causing proteins are produced.

Amgen has the right to develop and commercialize antisense drugs resulting from the collaboration. If drugs from the collaboration are successful, Isis will receive milestone payments upon key clinical and commercial achievements, as well as royalties on sales.

"We are intrigued with the possibility that through this collaboration with Isis, a leader in antisense technology, we may be able to provide important medicines for unmet medical needs," said Roger Perlmutter, Amgen's Executive Vice President for Research and Development.

"We are very pleased to initiate this collaboration with Amgen, a highly-regarded, innovative leader in the industry. This relationship extends the potential of antisense drugs and represents an additional effort to bring new antisense drugs to the market," said Stanley T. Crooke, M.D., Ph.D., Chairman and CEO of Isis. "Amgen is our third new drug discovery collaborator this year. We are pleased with the pharmaceutical and biotechnology industry's increasing recognition of antisense technology.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene-Registered Trademark- (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 13 products in its development pipeline, with two in Phase III clinical trials and seven in Phase II human clinical trials. ISIS 3521, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer and alicaforsen (ISIS 2302), an ICAM-1 inhibitor, is in Phase III human clinical trials for Crohn's disease. Isis has a broad and proprietary patent estate of nearly 900 issued and allowed patents worldwide. Isis' GeneTrove-TM- division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics-TM- is a division focused on the discovery of small molecule drugs that bind to RNA.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including Amgen's most recent Form 10-Q. Amgen conducts research in the biotechnology/pharmaceutical field where movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product.

Furthermore, Amgen's research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, sales of Amgen's products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers. These government regulations and reimbursement policies may affect the development, usage and pricing of products.

In addition, while Amgen routinely obtains patents for products and technology, the protection offered by patents and patent applications may be challenged, invalidated or circumvented by competitors.

Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by Amgen. Amgen is providing this information as of December 13, 2001 and expressly disclaims any duty to update information contained in this press release.

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This press release also contains forward-looking statements concerning Isis
Pharmaceuticals and the potential of antisense drugs and Isis' current and future relationship with Amgen. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and financing such activities. Actual results could differ materially from those projected in this release. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail in the Isis Quarterly Report on Form 10-Q, for the period ended September 30, 2001, which is on file with the U.S. Securities and Exchange Commission, copies of which are available from Isis.

Vitravene-Registered Trademark- is a trademark of Novartis AG.
GeneTrove-TM- and Ibis Therapeutics-TM- are trademarks of Isis Pharmaceuticals, Inc.